January 17, 2001

Security Ultra Fund
700 Harrison Street
Topeka, KS 66636-0001

Dear Sir/Madam:

In  connection  with the  registration  under the  Securities  Act of 1933 of an indefinite  number  of  shares  of  common  stock of  Security  Ultra  Fund (the
"Company"), I have examined such matters as I have deemed necessary to give this opinion.

On the basis of the  foregoing,  it is my opinion that the shares have been duly authorized  and, when paid for as  contemplated  by the  Company's  Registration
Statement, will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration
Statement.

Sincerely,

CHRIS SWICKARD

Christopher D. Swickard, Esq.
Assistant Secretary
Security Ultra Fund